Exhibit 99

Media Contacts:	Investor Contacts:
Susan Busch, Senior Director, Public Relations	Bill Seymour, Vice President, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6122 or bill.seymour@bestbuy.com

Lisa Hawks, Director, Public Relations	Andrew Lacko, Senior Director, Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Best Buy Increases Dividend 7%

MINNEAPOLIS—June 24, 2010—The board of directors of Best Buy Co., Inc. (NYSE:BBY) today announced an increase in the company’s quarterly cash dividend to 15 cents per common share, a 7-percent increase compared with the existing dividend of 14 cents per common share.  The change will be effective with the quarterly dividend which, if authorized, would be payable on Oct. 26, 2010, to shareholders of record as of Oct. 5, 2010. Best Buy paid its first cash dividend in December 2003. The company had 420,061,666 shares of common stock issued and outstanding as of May 29, 2010.

Shareholder Meeting Held Today

Best Buy will hold its regular meeting of shareholders today at the Best Buy corporate campus in Richfield, Minnesota beginning at 9:30 a.m. (CDT). As part of Best Buy’s efforts to create more effective communications with its shareholders in the connected world, the company plans to webcast streaming video of the meeting on both www.bby.com and in a validated shareholder forum in conjunction with the in-person meeting. The company hopes to engage in a proactive and efficient process to allow virtual participation to validated shareholders who choose to participate in this interactive experience. Best Buy believes that the webcast will be an effective complementary experience to the in-person meeting. A replay will be available following the meeting on www.bby.com by clicking on “Investor Relations”.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China, Mexico and Turkey, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $49 billion in annual revenue and includes brands such as Best Buy, Best Buy Mobile, Audiovisions, The Carphone Warehouse, Five Star, Future Shop, Geek Squad, Magnolia Audio Video, Napster, Pacific Sales and The Phone House. Approximately 180,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2010, we donated a combined $25.2 million to improve the vitality of the communities where our employees and customers live and work. For more information about Best Buy, visit www.bby.com.

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